UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2009

LKQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

120 North LaSalle Street, Suite 3300 Chicago, IL	60602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 621-1950

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On August 17, 2009, LKQ Corporation issued a press release announcing that John S. Quinn will join the Company as Executive Vice President and Chief Financial Officer in the fourth quarter of 2009.

Mr. Quinn, age 50, has been the Senior Vice President, Chief Financial Officer and Treasurer of Casella Waste Systems, Inc., a Company in the solid waste management services industry, since January 2009. Before joining Casella, he was an officer of Allied Waste Industries, Inc., a company also in the solid waste management services industry, from January 2001 to January 2009, including Senior Vice President of Finance from January 2005 to January 2009, Controller and Chief Accounting Officer from November 2006 to September 2007 and Vice President Financial Analysis and Planning from January 2003 to January 2005.

Mr. Quinn’s starting annual base salary will be $350,000. He will be eligible for a cash bonus of up to 100% of his annual base salary, depending on the achievement of the annual earnings per share target established by our Compensation Committee (which bonus will be prorated for 2009 based on the percentage of the year that he is employed by us). At the time Mr. Quinn starts with us, he will receive grants under our 1998 Equity Incentive Plan of an option to purchase 40,000 shares of our common stock and 50,000 restricted shares. The option and the restricted shares each will vest with respect to 10% of the total shares subject to the award on each six month anniversary of the grant date over a total of five years. Mr. Quinn also will participate in our Long Term Incentive Plan, with a maximum award of 250% of his annual base salary, depending on the achievement of the financial performance targets established by our Compensation Committee for the three year performance period ending on December 31, 2011 (which award will be prorated for the current performance period based on the number of full calendar months that he is employed by us).

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press release issued by LKQ Corporation dated August 17, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2009

LKQ CORPORATION

By:	/s/ VICTOR M. CASINI
Victor M. Casini
Senior Vice President and General Counsel

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